Exhibit 1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FIDELITY NATIONAL FINANCIAL, INC.

F I CORP.

F II CORP.

and

FGL HOLDINGS

Dated as of February 7, 2020

i

EXHIBITS

Exhibit A	First Plan of Merger
Exhibit B	Second Plan of Merger
Exhibit C	Memorandum and Articles of Association
Exhibit D	Company Officer’s Certificate
Exhibit E	Parent Officer’s Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of February 7, 2020, is by and among Fidelity National Financial, Inc., a Delaware corporation (“Parent”), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub I”), F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and FGL Holdings, a Cayman Islands exempted company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Parent desire to enter into a transaction pursuant to which Merger Sub I will be merged with and into the Company (the “First Merger”) with the Company surviving the First Merger and becoming a wholly owned Subsidiary of Parent as a result of the First Merger in accordance with the Companies Law (2018 Revision) of the Cayman Islands (the “CICL”);

WHEREAS, immediately following the First Merger, the Surviving Company will be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) with Merger Sub II surviving the Second Merger and becoming a wholly owned Subsidiary of Parent as a result of the Second Merger in accordance with the CICL;

WHEREAS, the parties intend (i) for the Mergers to be treated as a single integrated transaction for U.S. federal income Tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (iii) that Parent, the Company, and Merger Sub II will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the special committee of the board of directors of the Company (the “Company Special Committee”) has (i) determined that it is fair and in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its shareholders (the “Company Shareholders”);

WHEREAS, the board of directors of each Merger Sub has (i) determined that it is fair and in the best interests of such Merger Sub, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its sole shareholder;

WHEREAS, the board of directors of Parent, upon the recommendation of a special committee thereof (the “Parent Special Committee”) and Parent, as the sole shareholder of each

Merger Sub, in each case has approved this Agreement, the Mergers and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into Voting Agreements with (i) BilCar, LLC and William P. Foley, II (the “BilCar Voting Agreement”), (ii) Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company (the “Parent Subsidiaries Voting Agreement”), (iii) CFS Holdings (Cayman), L.P., CFS Holdings II (Cayman), L.P. and Blackstone Tactical Opportunities Advisors L.L.C. (the “Blackstone Voting Agreement”), and (iv) GSO COF III AIV-5 LP, GSO COF III Co-Investment AIV-5 LP, GSO Co-Investment Fund-D LP, GSO Credit Alpha Fund LP, GSO Aiguille Des Grands Montets Fund II LP, GSO Churchill Partners LP, GSO Credit-A Partners LP and GSO Harrington Credit Alpha Fund (Cayman) L.P. (collectively, the “GSO Sellers” and the “GSO Voting Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, the GSO Sellers and Parent are entering into a Series A Preferred Share Purchase Agreement (the “Series A Preferred Share Purchase Agreement”), pursuant to which Parent has agreed to purchase each Series A Share for an amount equal to the Liquidation Preference (as defined in the Series A Certificate of Designation) in respect of such Series A Shares as of the First Effective Time in cash held by each of GSO Sellers immediately prior to the consummation of the transactions contemplated by this Agreement, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01                             Defined Terms.

“Action” shall mean any action, suit or proceeding by or before any Governmental Authority.

“Adjusted Company Phantom Unit” shall have the meaning set forth in Section 2.06(d).

“Adjusted Company Stock Option” shall have the meaning set forth in Section 2.06(b).

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.07(d).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the sake of clarity, Parent, The Blackstone Group Inc., CC Capital Management LLC, BilCar, LLC and their respective Affiliates, other than the Company and its controlled Affiliates, shall not constitute “Affiliates” of the Company.

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” shall have the meaning set forth in Section 4.17(a).

“BilCar Voting Agreement” shall have the meaning set forth in the Recitals.

“Blackstone Voting Agreement” shall have the meaning set forth in the Recitals.

“Book-Entry Shares” shall mean each entry in the register of members of the Company (or its transfer agent) representing uncertificated Shares.

“Burdensome Condition” shall have the meaning set forth in Section 6.04(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or the Cayman Islands are authorized or obligated by Law or executive order to be closed.

“Calculation Methodology” shall mean the calculation of the volume weighted average price, expressed in ten thousandths, of the Parent Common Stock on a given trading day of the New York Stock Exchange, by typing in FNF US EQUITY VWAP <GO> on a Bloomberg L.P. terminal to launch the volume weighted average price dashboard, entering time 00:00 and the given trading day date as the beginning period, entering time 23:59 and same trading day date as the ending period, and selecting bloomberg definition as the calculation option.

“Cash Consideration” shall have the meaning set forth in Section 2.04(a).

“Cash Election Shares” shall have the meaning set forth in Section 2.04(a).

“Cash Portion” shall have the meaning set forth in Section 2.05(g).

“Certificate” shall mean each certificate representing one or more Shares.

“Change in Circumstance” shall mean any event, development or change in circumstance that was not known to the Company Special Committee prior to the date hereof; provided that in no event shall the following events, changes or developments constitute a Change in Circumstance: (a) the receipt, existence or terms of an Takeover Proposal or (b) any change in the price or trading volume of the Company Ordinary Shares, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of any such changes may constitute, or be taken into account in determining whether there has been, a Change in Circumstance).

“CICL” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Date” shall have the meaning set forth in Section 2.01.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.09(e).

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2018 and the footnotes thereto set forth in the Company 10-K.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 6.09(a).

“Company Equity Plan” shall mean the 2017 Omnibus Incentive Plan, the Management Incentive Plan and any other plan or award agreement pursuant to which outstanding Company Stock Options, Company Phantom Units and Company Restricted Stock Rights have been granted.

“Company Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of November 30, 2017, by and among FGL Life Holdings, Inc., CF Bermuda Holdings Limited, the lenders party thereto and Royal Bank of Canada, as administrative agent.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Insider” shall have the meaning set forth in Section 6.11.

“Company Insurance Entities” shall have the meaning set forth in Section 4.11(a).

“Company Material Adverse Effect” shall mean a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (a) any change, event, effect or circumstance that results from changes affecting the life insurance and annuity industry, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Ordinary Shares, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Mergers or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third party administrators, policyholders, partners or employees of the Company and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement

(including pursuant to Section 6.04) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of Parent, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of their Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the Investment Assets, (k) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof), or (l) any item set forth in the Company Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Memorandum” shall mean the Amended and Restated Memorandum and Articles of Association of the Company as amended and restated and as in effect as of the date hereof.

“Company Officer’s Certificate” shall have the meaning set forth in Section 6.16(c).

“Company Ordinary Shares” shall mean the ordinary shares, par value of $0.0001 per share, of the Company.

“Company Permits” shall mean all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Phantom Unit” shall mean a phantom unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive cash based on the price of a Company Ordinary Share after the vesting or lapse of restrictions applicable to such phantom unit.

“Company Preferred Shares” shall mean the preferred shares, par value of $0.0001 per share, of the Company.

“Company Recommendation” shall have the meaning set forth in Section 6.06.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2018 through the date hereof.

“Company Required Vote” shall mean the affirmative vote of the holders of (i) Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the shareholders’ meeting in accordance with Section 233(6) of the CICL and the Company Memorandum, (ii) the Series A Shares representing at least a majority in aggregate of the Liquidation Preference (as defined in the Series A Certificate of Designation) and (iii) the Series B Shares representing at least a majority in aggregate of the Liquidation Preference (as defined in the Series B Certificate of Designation), in each case, in favor of approval of this Agreement, the Mergers and the other transactions contemplated hereby.

“Company Restricted Stock Right” shall mean a Company Ordinary Share granted pursuant to a Company Equity Plan that vests solely on the basis of time.

“Company SAP Statements” shall have the meaning set forth in Section 4.11(a).

“Company Section 16 Information” shall have the meaning set forth in Section 6.11.

“Company Shareholders” shall have the meaning set forth in the Recitals.

“Company Shareholders Meeting” shall mean a meeting of the Company Shareholders to be called to consider the Mergers, including giving effect to any adjournment thereof.

“Company Special Committee” shall have the meaning set forth in the Recitals.

“Company Stock Option” shall mean each option to purchase Company Ordinary Shares granted pursuant to a Company Equity Plan.

“Company Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Tax Opinion” shall have the meaning set forth in Section 6.16(c).

“Company Termination Fee” shall be an amount equal to (a) $39,966,000, if such termination fee becomes payable in connection with the termination of this Agreement pursuant to (i) Section 8.01(d) and the counterparty to the Takeover Proposal Documentation referred to in Section 6.07(e) is an Excluded Party or (ii) Section 8.01(e) and the event giving rise to the right of termination is based on the submission of a Takeover Proposal by an Excluded Party and (b) $66,610,000 in all other circumstances contemplated by Section 8.02(b).

“Company Warrant” shall mean a warrant to purchase Company Ordinary Shares.

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement between the Company and Parent dated December 12, 2019.

“Contract” shall have the meaning set forth in Section 4.05(a).

“control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Converted Stock Option” shall have the meaning set forth in Section 2.06(c).

“Data Protection Laws” means all applicable laws in any relevant jurisdiction pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer, including the California Consumer Privacy Act (CCPA) and NYDFS Cybersecurity Regulation (23 NYCRR 500).

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) Privacy Policies and (iii) those terms of any Contracts imposing obligations on the Company or its Subsidiaries with respect to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Delaware Courts” shall have the meaning set forth in Section 9.07.

“Dissenting Shares” shall mean Shares that are held by any holder who shall have validly exercised and perfected and not effectively withdrawn, failed to perfect or lost their rights to dissent from the First Merger in accordance with Section 238 of the CICL.

“Elected Cash Consideration” shall have the meaning set forth in Section 2.05(d).

“Election Deadline” shall have the meaning set forth in Section 2.05(b).

“Election Form” shall have the meaning set forth in Section 2.05(a).

“Environmental Laws” shall mean any Laws governing pollution or the protection of human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as exchange agent for payment of the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Exchange Ratio” shall mean 0.2558, which is equal to (a) the Cash Consideration, divided by (b) the Reference Parent Common Stock Price.

“Excluded Party” shall have the meaning the meaning set forth in Section 6.07(b).

“Final Surviving Company” shall mean Merger Sub II, being the company surviving the Second Merger.

“First Effective Time” shall mean the effective time of the First Merger, which shall be the time specified in the First Plan of Merger.

“First Merger” shall have the meaning set forth in the Recitals.

“First Plan of Merger” shall have the meaning set forth in Section 2.02(c).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Go-Shop Period” shall have the meaning set forth in Section 6.07(a).

“Go-Shop Period End Date” shall have the meaning set forth in Section 6.07(b).

“Governmental Authority” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“GSO Sellers” shall have the meaning set forth in the Recitals.

“GSO Voting Agreement” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall have the meaning set forth in Section 6.01(h).

“Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Information Delivery Letter Agreement” means each of (i) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent and William P. Foley, II, (ii) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent, CC Capital Management, LLC and Chinh E. Chu and (iii) the Information Delivery Letter, dated as of the date hereof, entered into by and among the Company, Parent and Blackstone.

“Insurance Contract” shall mean any insurance policy or contract, or any annuity contract or certificate, whether or not registered under the Securities Act, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Entities or the Parent Insurance Entities, as applicable, prior to the Closing.

“Insurance Laws” shall have the meaning set forth in Section 4.11(a).

“Intellectual Property Rights” shall mean trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing; internet domain names;

patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor; and copyrights, whether registered or unregistered, and all applications for registration thereof.

“Investment Assets” shall mean the investment assets owned by a Company Insurance Entity.

“Investment Guidelines” shall mean the investment policies and guidelines of the applicable Company Insurance Entity.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Company Disclosure Letter of such fact or matter and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter.

“Law” shall mean any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Letter of Transmittal” shall have the meaning set forth in Section 3.02(a).

“Lien” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.

“Material Contract” shall have the meaning set forth in Section 4.10(a).

“Maximum Cash Amount” shall mean $1,471,936,485.

“Maximum Premium” shall have the meaning set forth in Section 6.10(b).

“Merger Consideration” shall have the meaning set forth in Section 2.04(a).

“Merger Sub I” shall have the meaning set forth in the Preamble.

“Merger Sub II” shall have the meaning set forth in the Preamble.

“Merger Subs” shall have the meaning set forth in the Preamble.

“Mergers” shall have the meaning set forth in the Recitals.

“No Election Shares” shall have the meaning set forth in Section 2.04(a)(iii).

“No Election Value” shall have the meaning set forth in Section 2.05(e)(ii).

“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“organizational documents” shall mean the articles of incorporation, certificate of incorporation, charter, bye-laws, articles of formation, certificate of formation, memorandum and articles of association, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person.

“Outside Termination Date” shall have the meaning set forth in Section 8.01(f).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 10-K” shall mean Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

“Parent 401(k) Plan” shall have the meaning set forth in Section 6.09(e).

“Parent Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2018 and the footnotes thereto set forth in the Company 10-K.

“Parent Benefit Plan” shall mean (a) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that Parent or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which Parent any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of Parent or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that Parent or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which Parent or any of its Subsidiaries would reasonably be likely to have any material liability.

“Parent Common Stock” shall mean the common stock, par value of $0.0001 per share, of Parent.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Equity Plans” shall mean the Amended and Restated 2005 Omnibus Incentive Plan pursuant to which outstanding Parent Stock Options and Parent Restricted Stock Rights have been granted.

“Parent ERISA Affiliate” shall have the meaning set forth in Section 5.15(a).

“Parent ESPP” shall mean the Amended and Restated 2013 Employee Stock Purchase Plan.

“Parent Financial Statements” shall mean all of the financial statements of Parent and its Subsidiaries included in the Parent Reports.

“Parent Insurance Entities” shall have the meaning set forth in Section 5.11(a).

“Parent Material Adverse Effect” shall mean a material adverse effect on the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:  (a) any change, event, effect or circumstance that results from changes affecting the industries in which Parent and its Subsidiaries operate, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the shares of Parent Common Stock, in and of itself (but not the underlying cause thereof), (c) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Mergers or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, service providers, third party administrators, policyholders, partners or employees of Parent and its Subsidiaries, (d) any actions taken or omitted to be taken in connection with this Agreement (including pursuant to Section 6.04) to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any epidemic, pandemic, natural disaster or other act of nature, (f) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by Parent at the request or with the prior consent of the Company, (g) the effects of any breach, violation or non-performance of any provision of this Agreement by the Company or any of its Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any pending, initiated or threatened Action against Parent, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the investment assets of Parent and its Subsidiaries, (k) any change or development in the credit, financial strength or other rating of Parent, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof), or (l) any item set forth in Parent Disclosure Letter; except with respect to clauses (a), (e) or (h), to the extent that such change, event or effect is disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

“Parent Merger Consideration” shall have the meaning set forth in Section 2.04(d).

“Parent Officer’s Certificate” shall have the meaning set forth in Section 6.16(c).

“Parent Permits” shall mean all Permits necessary for the lawful conduct of the businesses of Parent and its Subsidiaries.

“Parent Phantom Unit” shall have the meaning set forth in Section 2.06(e).

“Parent Preferred Stock” shall have the meaning set forth in Section 5.03(a).

“Parent Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Parent with the SEC since December 31, 2018 through the date hereof.

“Parent Restricted Stock Right” shall mean a restricted share of Parent Common Stock granted pursuant to a Parent Equity Plan.

“Parent SAP Statements” shall have the meaning set forth in Section 5.11(a).

“Parent Special Committee” shall have the meaning set forth in the Recitals.

“Parent Stock Option” shall mean each option to purchase shares of Parent Common Stock granted pursuant to a Parent Equity Plan.

“Parent Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent.

“Parent Subsidiaries Voting Agreement” shall have the meaning set forth in the Recitals.

“Parent Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Subsidiary of Parent obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of Parent.

“PBGC” shall have the meaning set forth in Section 5.15(a).

“Permit” shall mean any authorization, license, permit, certificate, approval or order of any Governmental Authority.

“Permitted Investments” shall have the meaning set forth in Section 3.01.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Data Protection Law.

“Privacy Policies” means all published, posted and written internal policies, procedures, agreements and notices with respect to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Producers” shall mean the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Proxy Statement/Prospectus” shall mean a definitive proxy statement/prospectus, including the related preliminary proxy statement/prospectus, and any amendment or supplement thereto, relating to this Agreement, the Mergers and the other transactions contemplated hereby to be mailed to the Company Shareholders in connection with the Company Shareholders Meeting.

“Reference Parent Common Stock Price” shall mean $48.87, which is the average of the daily volume weighted average trading prices of shares of Parent Common Stock on the New York Stock Exchange for the five (5) trading day period, using the Calculation Methodology, ending on the trading day that is three (3) trading days prior to the date of this Agreement, rounded to the nearest penny.

“Registration Statement” shall mean a Form S-4 to be filed with the SEC by Parent relating to the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Mergers.

“Reinsurance Contracts” shall have the meaning set forth in Section 4.13.

“Remediation Agreement” shall mean the Master License and Service Agreement, by and between QOMPLX, Inc. and the Company, dated as of February 7, 2020 (including the Statement of Work #1: Remediation Plan for F&A Annuities and Life).

“Representatives” shall mean directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“Reserves” shall mean all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premium arising under or in connection with an Insurance Contract issued by a Company Insurance Entity or a Parent Insurance Entity, as applicable, as required by SAP.

“SAP” shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority of the jurisdiction in which it is domiciled.

“SEC” shall mean the Securities and Exchange Commission.

“Second Effective Time” shall mean the effective time of the Second Merger, which shall be the time specified in the Second Plan of Merger.

“Second Merger” shall have the meaning set forth in the Recitals.

“Second Plan of Merger” shall have the meaning set forth in Section 2.03(c).

“Securities Act” shall mean the Securities Act of 1933.

“Series A Certificate of Designation” shall mean the Certificate of Designation of Series A Cumulative Convertible Preferred Shares of the Company as in effect on the date hereof.

“Series A Preferred Share Purchase Agreement” shall have the meaning set forth in the Recitals.

“Series A Shares” shall mean the Company Preferred Shares designated as “Series A Cumulative Convertible Preferred Shares”.

“Series B Certificate of Designation” shall mean the Certificate of Designation of Series B Cumulative Convertible Preferred Shares of the Company as in effect on the date hereof.

“Series B Shares” shall mean the Company Preferred Shares designated as “Series B Cumulative Convertible Preferred Shares”.

“Shares” shall have the meaning set forth in Section 2.04(a).

“Shortfall Amount” shall have the meaning set forth in Section 2.05(e).

“Stock Consideration” shall have the meaning set forth in Section 2.04(a).

“Stock Election Shares” shall have the meaning set forth in Section 2.04(a).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” shall mean any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any Takeover Proposal that the Company Special Committee determines (after consultation with its financial advisors and outside counsel), taking into account legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms), would be more favorable to the holders of Company Ordinary Shares than the Mergers (taking into account any binding offers to amend this Agreement committed to in writing by Parent in response to any Takeover Proposal, as contemplated by Section 6.07(e)(iii)); provided, that for purposes of the definition of “Superior Proposal”, all references in the term Takeover Proposal to “15% or more” shall be deemed to be reference to “50% or more.”

“Surviving Company” shall mean the Company, being the company surviving the First Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the outstanding Company Ordinary Shares or (ii) 15% or more (based on the fair market value thereof, as determined by the Company Special Committee) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and/or its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding Company Ordinary Shares or (c) any merger, consolidation, business combination, scheme of arrangement, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any ordinary or common shares of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Takeover Proposal Documentation” shall mean any letter of intent, agreement in principle, merger agreement, scheme of arrangement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.07(a) and Section 6.07(c)).

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” shall mean any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub I, Merger Sub II or any Affiliates thereof.

Section 1.02                             Interpretation.

(a)                                 As used in this Agreement, references to the following terms have the meanings indicated:  (i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary; (ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time; (iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section; (iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate; (v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof; (vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; (vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to February 7, 2020; and (viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party hereto having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(d)                                 The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)                                  References to a “party” hereto means Parent, Merger Sub I, Merger Sub II or the Company and references to “parties” hereto means Parent, Merger Sub I, Merger Sub II and the Company.

(f)                                   References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)                                  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(h)                                 No summary of this Agreement prepared by or on behalf of any party hereto shall affect the meaning or interpretation of this Agreement.

(i)                                     All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGERS

Section 2.01                             Closing.  Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001 at 10:00 a.m. (Eastern time), unless another time, date or place is agreed to in writing by the parties, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII are satisfied or waived or at such other time, date and place as the parties may mutually agree in writing such Closing shall occur. The actual time and date at which the Closing occurs are herein referred to as the “Closing Date.”

Section 2.02                             The First Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the CICL, whereupon the separate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands and become a wholly owned Subsidiary of Parent.

(b)                                 The First Merger shall have the effects set forth in the CICL and other applicable Law.  Accordingly, from and after the First Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, and authority of each of the Company and Merger Sub I, shall vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Company and Merger Sub I, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of the Company and Merger Sub I in accordance with the CICL.

(c)                                  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Merger Sub I shall execute a plan of merger (the “First Plan of Merger”) substantially in the form set out Exhibit A and the parties shall file the First Plan of Merger and other documents required under the CICL to effect the First Merger with the

Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL.  The First Merger shall become effective at the First Effective Time.

(d)                                 At the First Effective Time, pursuant to the First Merger, the memorandum and articles of association of the Surviving Company shall be amended and restated so as to read in its entirety as set forth on Exhibit C.  Thereafter, the memorandum and articles of association of the Surviving Company may be amended in accordance with its terms and as provided by Law (subject to Section 6.10).

(e)                                  At the First Effective Time, the directors of Merger Sub I shall continue in office as the directors of the Surviving Company and the officers of the Company shall continue in office as the officers of the Surviving Company, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the memorandum and articles of association of the Surviving Company.

Section 2.03                             The Second Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Company shall be merged with and into Merger Sub II in accordance with the CICL, whereupon the separate existence of the Surviving Company shall cease and Merger Sub II shall continue as the Final Surviving Company under the Laws of the Cayman Islands and become a wholly owned Subsidiary of Parent.

(b)                                 The Second Merger shall have the effects set forth in the CICL and other applicable Law.  Accordingly, from and after the Second Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, and authority of each of the Surviving Company and Merger Sub II, shall vest in the Final Surviving Company and the Final Surviving Company shall be liable for and subject, in the same manner as the Surviving Company and Merger Sub II, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of the Surviving Company and Merger Sub II in accordance with the CICL.

(c)                                  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Surviving Company and Merger Sub II shall execute a plan of merger (the “Second Plan of Merger”) substantially in the form set out Exhibit B and the parties shall file the Second Plan of Merger and other documents required under the CICL to effect the Second Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL.  The Second Merger shall become effective at the Second Effective Time.

(d)                                 At the Second Effective Time, pursuant to the Second Merger, the memorandum and articles of association of the Final Surviving Company shall be amended and restated so as to read in its entirety as set forth on Exhibit C.  Thereafter, the memorandum and articles of association of the Final Surviving Company may be amended in accordance with its terms and as provided by Law (subject to Section 6.10).

(e)                                  At the Second Effective Time, the directors of the Surviving Company shall continue in office as the directors of the Final Surviving Company and the officers of the Surviving Company shall continue in office as the officers of the Final Surviving Company, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the memorandum and articles of association of the Final Surviving Company.

(f)                                   At the Second Effective Time, by virtue of the Merger and without any action on the part of Parent, the Surviving Company or Merger Sub II, (i) each ordinary share of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto and (ii) each ordinary share of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding.

Section 2.04                             Conversion of the Shares.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities:

(a)                                 Except as provided in Section 2.04(b) and Section 2.04(d), each Company Ordinary Share issued and outstanding immediately prior to the First Effective Time (the “Shares”) (excluding Dissenting Shares, but including Company Restricted Stock Rights) shall be canceled and shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive (subject to Section 2.05):

(i)                                     for each Share with respect to which an election to receive cash has been effectively made and not revoked (the “Cash Election Shares”), an amount equal to $12.50 in cash, without interest (the “Cash Consideration”);

(ii)                                  for each Share with respect to which an election to receive stock has been effectively made and not revoked (the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); and

(iii)                               for each Share with respect to which no election to receive cash or stock has been effectively made (the “No Election Shares”), the Cash Consideration or Stock Consideration or a combination of both, as provided in Section 2.05, in each case, upon surrender of the Certificate representing such Shares as provided in Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. All Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b)                                 Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company immediately prior to the First Effective Time shall be surrendered for no consideration, canceled and cease to exist and no payment or distribution shall be made with respect thereto.

(c)                                  Each ordinary share of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company and shall constitute the only issued and outstanding shares in the share capital of the Surviving Company.

(d)                                 Each Company Ordinary Share owned by Parent, Merger Sub I, Merger Sub II or any other Subsidiary thereof shall be canceled and shall, by virtue of the First Merger and without any action the part of the holder thereof, be converted automatically into the right to receive the Stock Consideration (the “Parent Merger Consideration”).

(e)                                  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with Article VIII, none of Parent, the Merger Subs or any other Subsidiary thereof shall acquire any Company Ordinary Shares.

Section 2.05                             Exchange Mechanics; Proration.

(a)                                 Parent shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Election Form”) in form and substance reasonably acceptable to the Company.  Not less than twenty (20) days prior to the Election Deadline, the Exchange Agent shall mail the Election Form to all Persons who are record holders of Company Ordinary Shares (other than the Company, any Subsidiary of the Company, Parent, Merger Sub I, Merger Sub II or any other Subsidiary thereof, which shall be subject to Section 2.04(d)) and Company Restricted Stock Rights as of the close of the fifth (5th) Business Day prior to the filing of the Registration Statement.

(b)                                 Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Shares to specify (i) the number of Shares with respect to which such holder elects to receive the Cash Consideration, (ii) the number of Shares with respect to which such holder elects to receive the Stock Consideration or (iii) that such holder makes no election with respect to such holder’s Shares.  Any Shares with respect to which the Exchange Agent does not receive a properly completed Election Form prior to 5:00 p.m. (Eastern time) on the business day that is three (3) Business Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”) shall be deemed to be No Election Shares.  Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Closing Date.  If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c)                                  Any election made pursuant to this Section 2.05 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form prior to the Election Deadline.  Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Deadline. After an election has been validly made pursuant to this Section 2.05, any further registration of transfer of the corresponding Shares made on the stock transfer books of the Company following such election shall be automatically deemed to be a revocation of such election.  In the event an Election Form is revoked prior to the Election Deadline, the Shares represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made prior to the Election Deadline.  Subject to the terms of this Agreement and of the

Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent, Merger Sub I, Merger Sub II, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.  Any election shall be automatically deemed revoked if this Agreement is terminated in accordance with Article VIII.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, if the product of the aggregate number of Cash Election Shares and the Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Maximum Cash Amount, then:

(i)                                     all Stock Election Shares and No Election Shares shall be exchanged for the Stock Consideration; and

(ii)                                  a portion of the Cash Election Shares of each holder of Shares shall be exchanged for the Cash Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Cash Election Shares by (B) a fraction, the numerator of which will be the Maximum Cash Amount and the denominator of which will be the Elected Cash Consideration, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Stock Consideration.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, if the Elected Cash Consideration is less than the Maximum Cash Amount (such difference being the “Shortfall Amount”), then:

(i)                                     all Cash Election Shares shall be exchanged for the Cash Consideration; and

(ii)                                  all Stock Election Shares and No Election Shares shall be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Cash Consideration (the “No Election Value”), then (1) all Stock Election Shares shall be exchanged for the Stock Consideration and (2) the No Election Shares of each holder of Shares shall be exchanged for the Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Value, with the remaining portion of such holder’s No Election Shares (if any) being exchanged for the Stock Consideration or (B) if the Shortfall Amount exceeds the No Election Value, then (1) all No Election Shares will be exchanged for the Cash Consideration and (2) a portion of the Stock Election Shares of each holder of Shares will be exchanged for the Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Stock Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Value, and the denominator of which is the product obtained by multiplying the aggregate number of Stock Election Shares by the Cash Consideration, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Stock Consideration.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, if the Elected Cash Consideration equals the Maximum Cash Amount, then:

(i)                                     all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(ii)                                  all Stock Election Shares and all No Election Shares shall be converted into the right to receive the Stock Consideration.

(g)                                  Unless the properly completed Election Form provides otherwise, for all purposes of this Section 2.05 and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), (i) a holder will be treated as having surrendered, in exchange for the total amount of the Cash Consideration, if any, to be paid to such holder under this Section 2.05 (with respect to a holder, the “Cash Portion”), the number of Company Ordinary Shares owned by such holder as to which such holder has a right to receive cash pursuant to this Section 2.05; and (ii) for purposes of clause (i), the Certificates surrendered by a holder in exchange for such holder’s Cash Portion will be deemed to be: (A) first, of those Certificates evidencing shares held by such holder for more than one year before the Mergers within the meaning of Section 1223 of the Code, if any, those Certificates with the highest U.S. federal income tax basis, in descending order until such Certificates are exhausted or the Cash Portion for such holder is fully paid, then (B) of all other of such holder’s Certificates, those Certificates with the highest U.S. federal income tax basis, in descending order until the Cash Portion for such holder is fully paid.

Section 2.06                             Treatment of Company Equity Awards.

(a)                                 At the First Effective Time, each Company Restricted Stock Right that is outstanding and unvested at the First Effective Time shall immediately vest and shall be canceled and shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration in accordance with Section 2.04(a) (including the right to elect, subject to the terms of Sections 2.05(c)-(g), to receive cash and/or stock in connection with such conversion).

(b)                                 Immediately prior to the First Effective Time, each unvested Company Stock Option, whether time or performance-based, shall be converted to a Company Stock Option that vests solely based on the passage of time without any ongoing performance-vesting conditions (the “Adjusted Company Stock Option”); provided, that (i) with respect to performance vesting conditions tied to the achievement of Company stock price goals, the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time shall be the number of Company Ordinary Shares that would performance vest upon the achievement of a per Company Ordinary Share price equal to the greater of (x) the Cash Consideration or (y) the Company’s stock price achieved at or prior to the First Effective Time as calculated in accordance with the terms of the Company Equity Plan; and (ii) with respect to performance vesting conditions tied to the achievement of Company return on equity (ROE) or other performance objectives that are not tied to Company stock price, the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time shall be the number of Company Ordinary Shares that would performance vest upon the achievement of such performance objectives.  In addition, with respect to the

Company Stock Options granted prior to January 1, 2020 only, immediately prior to the First Effective Time, (I) for purposes of determining the number of such outstanding Company Stock Options that will be deemed to be vested as of the First Effective Time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two (2) times the number of days that have elapsed between the grant date of such Company Stock Option and the date on which the First Effective Time occurs and (II) each remaining vesting date for each such unvested Adjusted Company Stock Option shall be moved to an earlier date calculated from the grant date of such unvested Adjusted Company Stock Option as follows: the number of days between the grant date of such Company Stock Option and the original vesting date, minus the number of days that have elapsed between the grant date of such Company Stock Option and the date on which the First Effective Time occurs.

(c)                                  At the First Effective Time, each vested Company Stock Option and each unvested Adjusted Company Stock Option, in each case, which is outstanding at the First Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, cease to represent an option to purchase Company Ordinary Shares and be converted into an option to purchase a number of shares of Parent Common Stock (such option, a “Converted Stock Option”) equal to the product (with the result rounded down to the nearest whole number) of (i) the number of Company Ordinary Shares subject to each such Company Stock Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Ordinary Share of such Company Stock Option immediately prior to the First Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.  Except as specifically provided in this Section 2.06, immediately following the First Effective Time, each Converted Stock Option shall continue to be governed by the same terms and conditions (including vesting, forfeiture and exercisability terms) as were applicable to the corresponding Company Stock Option immediately prior to the First Effective Time, provided that any unvested Converted Stock Options shall be subject to the accelerated vesting as contemplated by the terms of the corresponding Company Stock Option in respect of an involuntary termination of the holder’s service relationship within two (2) years following the Closing Date.

(d)                                 Immediately prior to the First Effective Time, each unvested Company Phantom Unit, whether time or performance-based, shall be converted to a Company Phantom Unit that vests solely based on the passage of time without any ongoing performance-vesting conditions (the “Adjusted Company Phantom Unit”); provided, that (i) the number of Company Ordinary Shares subject to an Adjusted Company Phantom Unit immediately prior to the First Effective Time shall be determined assuming achievement of target level of performance.  In addition, with respect to the Company Phantom Units granted prior to January 1, 2020 only, immediately prior to the First Effective Time, (I) for purposes of determining the number of such outstanding Company Phantom Units that will be deemed to be vested as of the First Effective Time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two (2) times the number of days that have elapsed between the grant date of such Company Phantom Unit and the date on which the First Effective Time occurs and (II) each remaining vesting date for each such unvested Adjusted Company Phantom Unit shall be moved to an earlier date calculated from the grant date of such unvested Adjusted Company Phantom Unit as follows: the number of days between the grant date of such Company Phantom Unit and the original vesting date, minus the number of days that have elapsed between the grant date of such Company Phantom Unit and the date on which the First Effective Time occurs.

(e)                                  At the First Effective Time, each vested Company Phantom Unit and each unvested Adjusted Company Phantom Unit, in each case, which is outstanding at the First Effective Time shall cease to represent a phantom stock unit denominated in Company Ordinary Shares and be converted into a phantom stock unit denominated in shares of Parent Common Stock (a “Parent Phantom Unit”) entitling the holder to receive the number of Parent Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of Company Ordinary Shares subject to each such Company Phantom Unit immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio.  Except as specifically provided in this Section 2.06, immediately following the First Effective Time, each Parent Phantom Unit shall continue to be governed by the same terms and conditions (including vesting, forfeiture and exercisability terms) as were applicable to the corresponding Company Phantom Unit immediately prior to the First Effective Time, provided, that, (i) any unvested Parent Phantom Units shall be subject to the accelerated vesting as contemplated by the terms of the corresponding Company Phantom Unit in respect of an involuntary termination of the holder’s service relationship within two (2) years following the Closing Date; and (ii) to the extent a payment pursuant in this Section 2.06 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

(f)                                   Prior to the First Effective Time, the board of directors of the Company shall, and shall cause the Company to, take any and all actions necessary or appropriate (under the Company Equity Plans, applicable Law, the applicable award agreements or otherwise) to give effect to the transactions contemplated by this Section 2.06 and to ensure that, from and after the First Effective Time, each holder of Company Restricted Stock Rights shall have no rights with respect to any cancelled Company Restricted Stock Rights, except the right to receive the Merger Consideration with respect thereto, and each holder of Company Stock Options or Company Phantom Units shall have no rights with respect to any converted Company Stock Options or Company Phantom Units, except the right to receive a grant of Converted Stock Options or Parent Phantom Units, respectively.  Parent shall file with the SEC, as soon as practicable following the First Effective Time, a registration statement on Form S-8 (or any successor form or other appropriate form) or Form S-3 (or any successor form or other appropriate form), to the extent such forms are available, relating to such Parent Common Stock.

Section 2.07                             Treatment of Company Preferred Shares.

(a)                                 Each Series A Share issued and outstanding immediately prior to the First Effective Time (which, for the avoidance of doubt, shall occur immediately following the purchase of such Series A Shares by the Parent pursuant to the Series A Preferred Share Purchase Agreement) shall be surrendered for no consideration, canceled and cease to exist and no payment or distribution shall be made with respect thereto.

(b)                                 Each Series B Share issued and outstanding immediately prior to the First Effective Time shall be canceled and shall, by virtue of the First Merger and without any action the part of the holder thereof, be converted automatically into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the Liquidation Preference (as defined in the Series B Certificate of Designation) in respect of such Series B Shares as of the First Effective Time divided by (ii) the Reference Parent Common Stock Price.

Section 2.08                             Treatment of Company Warrants.  At the First Effective Time, each Company Warrant that is outstanding immediately prior to the First Effective Time shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the Company Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the Merger Consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the First Effective Time.

Section 2.09                             Dissenting Shares.  Notwithstanding anything to the contrary contained in this Agreement, any Dissenting Shares shall not be not be entitled to receive the Merger Consideration as provided in Section 2.04(a), but instead at the First Effective Time the holders of Dissenting Shares shall be entitled to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the CICL and such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 238 of the CICL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the CICL shall cease and such Dissenting Shares shall be deemed to have been converted at the First Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments.  The Company shall serve prompt notice to Parent of any notices of objection, notices of dissent or demands for fair value under Section 238 of the CICL of any of the Shares, attempted withdrawals of such notices or demands and any other instruments served pursuant to the CICL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands.  The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the CICL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.  In the event that any written notices of objection to the First Merger are served by any Company Shareholder pursuant to Section 238(2) and in accordance with Section 238(3) of the CICL, the Company shall serve written notice of the authorization of the First Merger on such Company Shareholders pursuant to Section 238(4) of the CICL within twenty (20) days of the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Required Vote.

Section 2.10                             Adjustments to Prevent Dilution.  The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Ordinary Shares), capitalization, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Ordinary Shares with a record date occurring on or after the date hereof and prior to the First Effective Time; provided that this Section 2.10 shall not operate as a waiver or modification of any obligation of the Company or Parent set forth in Section 6.01 or Section 6.02, respectively.

Section 2.11                             Intended Tax Treatment of the Mergers.  The Mergers are intended to be treated as a single integrated transaction for U.S. federal income Tax purposes that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01                             Exchange Agent.  Prior to the First Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Exchange Agent to act as exchange agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares.  Immediately prior to the First Effective Time, Parent shall deposit with the Exchange Agent (a) cash in the aggregate amount required to pay the aggregate Cash Consideration and (b) book-entry shares representing the aggregate number of shares of Parent Common Stock required to pay the Stock Consideration, in each case, in respect of the Shares (such cash amount and shares being referred to herein as the “Exchange Fund”).  The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries.  Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Exchange Agent to invest the cash in the Exchange Fund; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Shareholders and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the Company Shareholders in the amount of any such losses and (ii) such investments (A) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (B) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III.  Any income from investment of the Exchange Fund will be payable solely to Parent.  The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02                             Exchange Procedures.

(a)                                 As promptly as practicable and in any event within two (2) Business Days after the First Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the First Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04 (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be sought prior to the First Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b)                                 Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates.  Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the First Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the First Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

(d)                                 In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued in connection with the First Merger and no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent.  As promptly as practicable after the First

Effective Time, the Exchange Agent, acting as agent for the holders of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock, shall aggregate all fractional shares of Parent Common Stock that would otherwise be issued pursuant to Section 2.04 and cause them to be sold on the New York Stock Exchange at then-prevailing prices and, in lieu of the issuance of any such fractional share, any holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock shall have the right to receive an amount equal such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent of shares of such Parent Common Stock, rounded to the nearest penny, without interest.

Section 3.03                             No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of the Certificates in accordance with the terms hereof, in the case of certificated Shares, or automatically, in the case of Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the First Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the First Effective Time.  If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

Section 3.04                             Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date twelve (12) months after the First Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05                             No Liability.  None of Parent, the Surviving Company, the Final Surviving Company, Merger Sub I or Merger Sub II or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such Shares two (2) years after the First Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06                             Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Company may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Company may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the

Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 3.07                             Withholding of Tax.  Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Company, any Affiliate thereof or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Dissenting Shares, Company Stock Options, Company Phantom Units, Company Restricted Stock Rights and Company Warrants, such amounts as Parent, the Surviving Company, any Affiliate thereof or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent, the Surviving Company, any Affiliate thereof, or the Exchange Agent are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Company, any Affiliate thereof, or the Exchange Agent, as the case may be.

Section 3.08                             Fair Value.  Parent, Merger Sub I, Merger Sub II and the Company respectively agree that the Merger Consideration represents not less than the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent reasonably relevant to such Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01                             Organization and Good Standing; Organizational Documents.

(a)                                 Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse

Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)                                 The copies of the Company Memorandum that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof.  The Company is not in violation of any of the provisions of the Company Memorandum.

Section 4.02                             Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the First Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the First Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Special Committee), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of share capital of the Company, are necessary to authorize this Agreement or to consummate the First Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the First Merger and the approval of this Agreement, the Mergers and the other transactions contemplated hereby, the Company Required Vote).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.  As of the date of this Agreement, the Company Special Committee has (i) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Shareholders.  The only vote of the shareholders of the Company required to approve this Agreement, the Mergers and the other transactions contemplated hereby is the Company Required Vote.

Section 4.03                             Capitalization.

(a)                                 The authorized share capital of the Company is $90,000 divided into 800,000,000 Company Ordinary Shares and 100,000,000 Company Preferred Shares.  As of February 5, 2020, (i) 221,807,598 Company Ordinary Shares are issued and outstanding, (ii) 321,084 Series A Shares are issued and outstanding and (iii) 116,757 Series B Shares are issued and outstanding.  All outstanding Shares, Series A Shares and Series B Shares are, and any additional Company

Ordinary Shares issued by the Company after the date hereof and prior to the First Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plans outstanding on the date hereof, there are no outstanding shares of share capital of or other voting securities or ownership interests in the Company.

(b)                                 As of February 5, 2020, (i) 15,294,938 Company Stock Options are outstanding, (ii) 95,416 Company Restricted Stock Rights are outstanding, (iii) 5,509,769 Company Warrants are outstanding and (iv) 803,501 Company Phantom Units are outstanding.  Section 4.03(b) of the Company Disclosure Letter sets forth a true and complete list (which shall be updated not later than five (5) days prior to the First Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of Company Ordinary Shares subject thereto (assuming target level performance) and of each outstanding Company Warrant.  Except as set forth in this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.

(c)                                  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any share capital or other voting securities or equity interests of the Company or any of its Subsidiaries.

(d)                                 As of the date hereof, neither the Company nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than the Company or any wholly-owned Subsidiary of the Company.

Section 4.04                             Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K.  The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens.  There are no outstanding Subsidiary Stock Rights.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05                             No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Mergers (subject to the approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Memorandum, or the equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.05(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange, (iv) filing of the First Plan of Merger, the Second Plan of Merger and other documents required under the CICL to effect the Mergers with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.06                             Compliance.  The Company and its Subsidiaries hold, and at all times since December 31, 2018 have held, all Company Permits material to the conduct of their respective businesses and are, and since December 31, 2018 have been, in compliance with the terms of such material Company Permits.  All such material Company Permits are in full force and effect in all material respects.  The business of the Company and its Subsidiaries is not being, and at all times since December 31, 2018 has not been, conducted in material violation of any Law or Order.  Since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any material violation of Law applicable to the Company or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 4.07                             Litigation.

(a)                                 As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Company Material Adverse Effect.

(b)                                 As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Company Material Adverse Effect.  Since December 31, 2018, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.08                             Company Reports; Financial Statements.

(a)                                 The Company has filed all Company Reports required to be filed with the SEC.  As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b)                                 The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements.  The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c)                                  There are no liabilities of the Company or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2018, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(d)                                 The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e)                                  The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f)                                   The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the board of directors of the Company, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)                                  Since December 31, 2018, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h)                                 There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09                             Absence of Certain Changes or Events.  Except as contemplated by, or as disclosed in, this Agreement:  (a) since December 31, 2018 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since December 31, 2018, no Company Material Adverse Effect has occurred.

Section 4.10          Contracts.

(a)           Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by:  (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract which provides for any guarantee of third party obligations, other than any guarantees by the Company of its Subsidiaries’ obligations or guarantees by the Subsidiaries of the Company of the Company’s obligations; or (v) any Contract which provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, except in the case of clauses (i) through (v) for any (A) such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less, (B) information technology Contract and (C) any Benefit Plan.  Each such Contract described in clauses (i) through (v) is referred to herein as a “Material Contract.”

(b)           Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.11          Insurance Reports.

(a)           A true and complete list as of the date hereof of all the Subsidiaries through which the Company conducts its material insurance operations (collectively, the “Company Insurance Entities”) is set forth in Section 4.11 of the Company Disclosure Letter.  Since December 31, 2018, each of the Company Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Company SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  The financial statements included in the Company SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Entity at the respective dates thereof and the results of operations of such Company Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Company SAP Statements that has not been resolved prior to the date hereof.  Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply with all applicable federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)           The Reserves reported in the Company SAP Statements (i) were determined to be within a reasonable range of estimates determined in accordance with generally accepted actuarial standards and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not make any representation or warranty in this Section 4.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 4.13, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 4.12          Insurance Business.

(a)           All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)           Except to the extent prohibited by applicable Law, the Company has made available to Parent true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Company Insurance Entity since December 31, 2018 through the date hereof.

(c)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since December 31, 2018, to the Knowledge of the Company, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Company Insurance Entity, in compliance with applicable Law, to act as a Producer for a Company Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Entity or violated any Law or policy of a Company Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

Section 4.13          Reinsurance.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) each Company Insurance Entity has appropriately taken credit in its Company SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Company Insurance Entities or, to the Knowledge of the Company, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) none of the Company Insurance Entities or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) no written notice of intended cancellation has been received by any Company Insurance Entity from any such reinsurer, and there are no disputes under any Reinsurance Contract.

Section 4.14          Investment Assets.

(a)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each of Investment Assets complied in all respects with the Investment Guidelines as of the date of their acquisition and (ii) the Company and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens.

(b)           As of the date hereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any material funding obligations of any kind, or material obligations to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 4.15          Taxes.

(a)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries:

(i)            have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

(ii)           have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements; and

(iii)          have complied with all applicable Tax Laws with respect to the withholding of Taxes.

(b)           There are no pending audits with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(c)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Liens for Taxes have been filed against the Company or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements.

(d)           With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(e)           Since December 31, 2018 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)            There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than agreements with the Company or any of its Subsidiaries and other than agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g)           Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

(h)           Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of the Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i)            Neither the Company nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company or any Subsidiary), or has any material liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.  None of Company Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Company Insurance Entities).

(j)            Within the two-year period ending on the Closing Date, neither the Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k)           Each of the Company Insurance Entities that is treated as a domestic corporation for U.S. federal tax purposes is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code.  None of the Company Insurance Entities has a “policyholders surplus account” within the meaning of Section 815 of the Code which has a positive balance.

(l)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)          Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.15 and in Section 4.17 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

Section 4.16          Related Party Transactions.  Since December 31, 2018 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.17          Employee Benefit Plans.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability; and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be likely to have any material liability (each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c)           Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (ii) as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits), (iii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (C) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption and (iv) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e)           Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee, and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 4.18          Labor Relations.  None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement.  Since December 31, 2018 through the date hereof, there has been no strike or lockout affecting the Company or any of its Subsidiaries.

Section 4.19          Intellectual Property.  Section 4.19 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all patents and patent applications, trademark registrations and applications, copyright registrations and applications and domain name registrations, in each case which are owned by the Company or a Subsidiary of the Company as of the date hereof.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, all Intellectual Property Rights that are used in and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.  To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property Rights of any Person, except for such infringements, misappropriations, violations and claims that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, no Person is infringing any Intellectual Property Rights owned by the Company or a Subsidiary of the Company in a manner that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

Section 4.20          Insurance Coverage.  The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy.

Section 4.21          Real Property.  Section 4.21 of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each lease and/or sublease to which the Company or any of its Subsidiaries is a party.  Other than the leases and/or subleases set forth in Section 4.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns or holds any interest in any real property.

Section 4.22          Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) neither the Company nor any Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23          Information Provided.  The Proxy Statement/Prospectus will, if and when filed with the SEC and at the time it is mailed to the Company Shareholders comply as to form in all material respects with the applicable requirements of the Exchange Act.  None of the information provided by the Company to be included in the Proxy Statement/Prospectus or the Registration Statement at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub I or Merger Sub II that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24          Takeover Statutes.  The board of directors of the Company has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation applicable to the Company is applicable to the Mergers or the other transactions contemplated hereby.

Section 4.25          Financial Advisor Opinion.  The Company Special Committee has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Company Ordinary Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.26          Brokers.  No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC, Houlihan Lokey Capital, Inc. and CC Capital Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.  The matters set forth on Section 4.26 of the Company Disclosure Letter are true and complete.

Section 4.27          Cybersecurity.

(a)           The Company and each of its Subsidiaries (i) are, and since November 30, 2017 have been, in material compliance with all applicable Data Protection Requirements and (ii) since November 30, 2017, have taken reasonable steps to protect (A) the confidentiality, integrity, availability, and security of its software, systems, and websites that are involved in the collection and/or processing of Personal Data, in the conduct of the business as currently conducted and (B) Personal Data, in the possession and/or control of the Company or such Subsidiary from unauthorized use, access, disclosure, and modification.

(b)           The Company and each of its Subsidiaries have not experienced any material failures, crashes, security breaches, unauthorized access to or use of the information technology equipment, software or systems operated by the Company or, to the Knowledge of the Company, used by the Company, nor material unauthorized use or disclosure of Personal Data on such equipment or systems, that would require notification to law enforcement or any Governmental

Authority, any remedial action under any applicable Data Protection Requirement, or that have caused any substantial disruption of or interruption in the use of its software, equipment or systems.  There are no material pending complaints or actions, and since November 30, 2017, no material fines, or other penalties have been imposed on the Company or any Subsidiary for violation of Data Protection Laws in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure.

(c)           From and after the date of this Agreement, none of the Company and its Subsidiaries has experienced a material unauthorized accessing of (i) unencrypted Personal Data or (ii) encrypted Personal Data together with necessary encryption keys to unencrypt such encrypted Personal Data, in either case, (A) that is maintained on information technology systems owned and managed by the Company or any of its Subsidiaries, and (I) for which the Company or any of its Subsidiaries is required under applicable Data Protection Law to issue notifications to a Governmental Authority in respect of more than fifteen percent (15%) of the discrete policyholders of the Company and its Subsidiaries and (II) becomes public in news media, security blogs, or social media in a manner that is reasonably expected to have a material and negative impact to the Company and its Subsidiaries, taken as a whole or (B) that is maintained on information technology systems not owned and managed by the Company or any of its Subsidiaries and that is reasonably be likely to have a Company Material Adverse Effect (except, in the case of (A) or (B) any unauthorized accessing caused by QOMPLX, Inc.).

Section 4.28          No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub I, Merger Sub II or their Representatives or Affiliates in connection with the transactions contemplated hereby.  Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub I, Merger Sub II or any other Person resulting from the distribution to Parent, Merger Sub I, Merger Sub II or their respective Representatives or Affiliates, or Parent’s, Merger Sub I’s, Merger Sub II’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s, Merger Sub I’s and Merger Sub II’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV.  Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub I, Merger Sub II or any Person on behalf of Parent, Merger Sub I or Merger Sub II makes any other express or implied representation or warranty with respect to Parent, Merger Sub I or Merger Sub II or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any sections titled “Risk Factors” or “forward-looking statements” (or similarly captioned section) or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature), or set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Parent Disclosure Letter to the extent reasonably relevant to such Section or subsection), Parent, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company as follows:

Section 5.01          Organization and Good Standing; Organizational Documents.

(a)           Each of Parent and its Subsidiaries (i) is a corporation or other legal entity, duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)           The copies of the certificate of incorporation and bylaws of Parent that are incorporated by reference into the Parent 10-K are complete and correct copies thereof as in effect on the date hereof.  Parent is not in violation of any of the provisions of certificate of incorporation and bylaws of Parent.

Section 5.02          Authority for Agreement.  Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the other transactions contemplated by this Agreement.  The execution, delivery and performance by Parent, Merger Sub I and Merger Sub II of this Agreement, and the consummation by Parent, Merger Sub I and Merger Sub II of the Mergers and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Merger Sub I or Merger Sub II, and no other votes or approvals of any class or series of capital stock or share capital of Parent, Merger Sub I or Merger Sub II, are necessary to authorize this Agreement or to consummate the Mergers or the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, Merger Sub I and Merger Sub II enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, except as enforcement thereof may be limited against Parent, Merger Sub I or Merger Sub II by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.  As of the date of this Agreement, the board of directors of each Merger Sub has (i) determined that it is in the best interests of such Merger Sub, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement by such Merger Sub and the consummation of the transactions contemplated hereby, including the Mergers and (iii) resolved to recommend the approval of this Agreement, the Mergers and the other transactions contemplated hereby by its sole shareholder.

Section 5.03          Capitalization.

(a)           The authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”).  As of February 5, 2020, (i) 275,617,654 shares of Parent Common Stock are issued and outstanding and (ii) no shares of Parent Preferred Stock are issued and outstanding.  All outstanding shares of Parent Common Stock are, and any additional shares of Parent Common Stock issued by Parent after the date hereof and prior to the First Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.  Except as set forth in this Section 5.03(a) and for changes after the date hereof resulting from either the vesting of awards granted pursuant to the Parent Equity Plans outstanding on the date hereof or the exercise of the purchase rights under the Parent ESPP, there are no outstanding shares of capital stock of or other voting securities or ownership interests in Parent.

(b)           There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or Parent Stock Rights or to pay any dividend or make any other distribution in respect thereof.  There are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any of its Subsidiaries.

(c)           As of the date hereof, neither Parent nor any of its Subsidiaries has provided any guarantee with respect to material indebtedness of another Person, other than Parent or any wholly-owned Subsidiary of Parent.

Section 5.04                             Parent Subsidiaries.  A true and complete list of all the Subsidiaries of Parent as of the date hereof is set forth in Exhibit 21.1 to the Parent 10-K.  Parent or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of Parent and all such shares are duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding shares of capital stock of each Subsidiary of Parent are owned by Parent free and clear of all Liens.  There are no outstanding Parent Subsidiary Stock Rights.  There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of Parent or any Parent Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 5.05                             No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, or the equivalent organizational documents of any Subsidiary of Parent, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by each of Parent, Merger Sub I and Merger Sub II do not, and the performance of this Agreement by Parent, Merger Sub I and Merger Sub II and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the New York Stock Exchange, (iv) filing of the First Plan of Merger, the Second Plan of Merger and other documents required under the CICL to effect the Mergers with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, (v) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.05(b) of the Parent Disclosure Letter and

(vi) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.06                             Compliance. Parent and its Subsidiaries hold, and at all times since December 31, 2018 have held, all Parent Permits material to the conduct of their respective businesses and are, and since December 31, 2018 have been, in compliance with the terms of such material Parent Permits.  All such material Parent Permits are in full force and effect in all material respects.  The business of Parent and its Subsidiaries is not being, and at all times since December 31, 2018 has not been, conducted in material violation of any Law or Order.  Since December 31, 2018 through the date hereof, neither Parent nor any of its Subsidiaries has received any written notification or, to the Knowledge of Parent, oral notification from any Governmental Authority of any material violation of Law applicable to Parent or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.

Section 5.07                             Litigation.

(a)                                 As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be likely to have a Parent Material Adverse Effect.

(b)                                 As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries or their respective businesses that would reasonably be likely to have a Parent Material Adverse Effect.  Since December 31, 2018, neither Parent nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.08                             Parent Reports; Financial Statements.

(a)                                 Parent has filed all Parent Reports required to be filed with the SEC.  As of their respective filing date or, if amended, as of the date of that last such amendment, each Parent Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  None of the Parent Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b)                                 Parent has made available (including via the SEC’s EDGAR system, as applicable) to the Company all of the Parent Financial Statements.  The Parent Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of Parent at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c)                                  There are no liabilities of Parent or any of its Subsidiaries, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the Parent Balance Sheet or in the balance sheets included in the Parent Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since December 31, 2018, (iii) incurred on behalf of Parent in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)                                 Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by Parent in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports.

(e)                                  Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements.

(f)                                   Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the board of directors of Parent, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.  For the purposes of this Section 5.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)                                  Since December 31, 2018, (i) neither Parent nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the board of directors of Parent or any committee thereof or to any director or officer of Parent pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h)                                 There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which Parent or any of its Subsidiaries is a party.

Section 5.09                             Capacity.  Parent has the financial capacity to perform and to cause Merger Sub I, Merger Sub II, the Surviving Company and the Final Surviving Company to perform their respective obligations under this Agreement, and Parent has available on the date hereof and will have available at the Closing unencumbered cash or cash equivalents and availability under Parent’s revolving line of credit that are sufficient to permit Parent to fund the aggregate Cash Consideration set forth in Article II and the associated costs and expenses to be paid by Parent, Merger Sub I or Merger Sub II and any other amounts payable by Parent, Merger Sub I, Merger Sub II, the Surviving Company, the Final Surviving Company or any of their respective Subsidiaries in connection with this Agreement, the Mergers and the other transactions contemplated hereby.  The shares of Parent Common Stock to be issued in the First Merger have been duly authorized and, when issued, will be (a) validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (b) listed on the New York Stock Exchange, subject to official notice of issuance.

Section 5.10                             Absence of Certain Changes or Events.  Except as contemplated by, or as disclosed in, this Agreement:  (a) since December 31, 2018 through the date hereof, Parent and its Subsidiaries have conducted their businesses in the ordinary course in all material respects; and (b) since December 31, 2018, no Parent Material Adverse Effect has occurred.

Section 5.11                             Insurance Reports.

(a)                                 A true and complete list as of the date hereof of all the Subsidiaries through which Parent conducts its material insurance operations (collectively, the “Parent Insurance Entities”) is set forth in Section 5.11 of the Parent Disclosure Letter.  Since December 31, 2018, each of the Parent Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Parent SAP Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  The financial statements included in the Parent SAP Statements fairly present, in conformity in all material respects with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Parent Insurance Entity at the respective dates thereof and the results of operations of such Parent Insurance Entity for the respective periods indicated, and no material deficiency has been asserted by any Governmental Authority with respect to any Parent SAP Statements that has not been resolved prior to the date hereof.  Except as indicated therein, all assets that are reflected as admitted assets on the Parent SAP Statements comply with all applicable Insurance Laws with respect to admitted assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)                                 The Reserves reported in the Parent SAP Statements (i) were determined to be within a reasonable range of estimates determined in accordance with generally accepted actuarial standards and (ii) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent does not make any representation or warranty in this Section 5.11(b) or in any other provision of this Agreement to the effect that the Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible.

Section 5.12                             Insurance Business.

(a)                                 All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Parent Insurance Entity, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b)                                 Except to the extent prohibited by applicable Law, Parent has made available to the Company true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available) and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any insurance regulatory authority in respect of any Parent Insurance Entity since December 31, 2018 through the date hereof.

(c)                                  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, since December 31, 2018, to the Knowledge of Parent, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Parent Insurance Entity, in compliance with applicable Law, to act as a Producer for a Parent Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Parent Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Parent Insurance Entity or violated any Law or policy of a Parent Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Parent Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Parent Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation.

Section 5.13                             Taxes.

(a)                                 Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries:

(i)                                     have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct;

(ii)                                  have timely paid or caused to be paid all Taxes due and payable other than Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Parent Financial Statements; and

(iii)                               have complied with all applicable Tax Laws with respect to the withholding of Taxes.

(b)                                 There are no pending audits with respect to any material Tax Returns of the Parent or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by Parent or any of its Subsidiaries that are currently outstanding.

(c)                                  Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no Liens for Taxes have been filed against Parent or any of its Subsidiaries, except for Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves in accordance with GAAP have been established on the most recent Parent Financial Statements.

(d)                                 With respect to all taxable periods in which the applicable statute of limitations has not expired, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Parent or any of its Subsidiaries.

(e)                                  Since December 31, 2018 through the date hereof, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)                                   There are no agreements relating to the allocating or sharing of Taxes to which Parent or any of its Subsidiaries is a party, other than agreements with Parent or any of its Subsidiaries and other than agreements entered into by Parent or any of its Subsidiaries in the ordinary course of business, the primary purpose of which does not relate to Taxes.

(g)                                  Neither Parent nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction, after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date,

(ii) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) adjustment pursuant to Section 481(a) or Section 807 of the Code with respect to a change in accounting method that occurred before the date hereof.

(h)                                 Neither Parent nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of Parent or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(i)                                     Neither Parent nor any of its Subsidiaries has any material liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated, consolidated, combined or unitary group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is Parent or any Subsidiary), or has any material liability for the Taxes of any Person (other than Parent or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.  None of Parent Insurance Entities is included in any affiliated, consolidated, combined or unitary group for Tax purposes (other than a group the common parent of which is one of the Parent Insurance Entities).

(j)                                    Within the two-year period ending on the Closing Date, neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(k)                                 Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l)                                     Notwithstanding any other representation or warranty in this Article V, the representations and warranties in this Section 5.13 and Section 5.15 constitute the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.

Section 5.14                             Related Party Transactions.  Since December 31, 2018 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.15                             Employee Benefit Plans.

(a)                                 No material liability under Title IV or Section 302 of ERISA (other than any liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due)) has been incurred by the Parent or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Parent, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (“Parent ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring any such liability. With respect to each Parent Benefit Plan that is subject to Title IV of ERISA as of the date hereof, (i) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, and (ii) no proceedings have been commenced or threatened by the PBGC to terminate such Parent Benefit Plan.

(b)                                 Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. With respect to each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Parent Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such exemption.

Section 5.16                             Interim Operations of Merger Subs.  Each of the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and each of the Merger Subs has, and immediately prior to the First Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.17                             Ownership of Shares.  Except as set forth in the Schedule 13G filed with SEC by Parent dated February 14, 2018, none of Parent, any of its Subsidiaries (including Merger Sub I and Merger Sub II), or to the Knowledge of Parent, any of its directors or officers or their respective Affiliates, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Ordinary Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Ordinary Shares.

Section 5.18                             Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of each of the Merger Subs (which shall have occurred prior to the First Effective Time) is the only vote or consent of the holders of any class or series of capital stock of either of the Merger Subs necessary to approve the Agreement or the Mergers or the transactions contemplated hereby.

Section 5.19                             Information Provided.  The Registration Statement will, if and when filed with the SEC and at the time it is mailed to the Company Shareholders comply as to form in all material respects with the applicable requirements of the Securities Act.  None of the information provided by Parent to be included in the Proxy Statement/Prospectus or the Registration Statement at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, each of Parent, Merger Sub I and Merger Sub II makes no representation or warranty with respect to any information supplied by the Company that is contained or incorporated by reference in any of the foregoing documents.

Section 5.20                             No Other Arrangements.  None of Parent, Merger Sub I, Merger Sub II, Cannae Holdings, Inc., Bilcar, LLC, Black Knight, Inc. nor any of their respective Affiliates are party to any Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) pursuant to which (i) any holder of Company Ordinary Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) any holder of Series A Shares or Series B Shares would receive treatment other than as contemplated by Section 2.07, (iii) any shareholder of the Company agrees to vote to approve this Agreement or the Mergers or agrees to vote against any Takeover Proposal, (b) with any member of the Company’s management or the Company’s board of directors relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Company after the First Effective Time or (c) pursuant to which any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers or the other transactions contemplated by this Agreement, other than, in the case of clauses (a),  (b) and (c) above, those entered into with the prior written consent of the Company Special Committee or as disclosed on Section 5.20 of the Parent Disclosure Letter.

Section 5.21                             Brokers.  No broker, finder or investment banker (other than BofA Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, its Subsidiaries or any of their respective directors, officers or employees.

Section 5.22                             No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article V, none of Parent, Merger Sub I or Merger Sub II nor any other Person on behalf of Parent, Merger Sub I or Merger Sub II makes any express or implied representation or warranty with respect to Parent, Merger Sub I or Merger Sub II or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby.  Except for the representations and warranties contained in Article IV, each of Parent, Merger Sub I and Merger Sub II acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement.  Except for the representations and warranties contained in Article IV, each of Parent, Merger Sub I and Merger Sub II acknowledges that it is not acting (including, as applicable, by entering into this Agreement or consummating the Mergers) in reliance on any other express or implied representation or warranty or any other information provided or made available to Parent, Merger Sub I or Merger Sub II in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub I, Merger Sub II or their Representatives or Affiliates in certain “data rooms” or management presentations.

ARTICLE VI

COVENANTS

Section 6.01                             Conduct of Business by the Company Pending the Mergers.  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) to the extent consistent with clause (x) above, the Company shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) the Company shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

(a)                                 declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company, (ii) quarterly cash dividends paid by the Company on the Company Ordinary Shares not in excess of $0.01 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable prior year fiscal quarter prior to the date of this Agreement or (iii) dividends paid by the Company on the Series A Shares and Series B Shares in the ordinary course of business consistent with past practice;

(b)                                 adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c)                                  repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Company Stock Rights, other than for any tax net settlements upon the vesting or exercise of Company Stock Options or Company Restricted Stock Rights;

(d)                                 issue, deliver, offer, grant or sell any shares of its capital stock, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of Company Ordinary Shares upon the vesting or exercise of Company Stock Options, Company Restricted Stock Rights or Company Warrants outstanding as of the date hereof in accordance with the terms thereof;

(e)                                  amend the Company Memorandum or equivalent organizational documents of the Company’s Subsidiaries;

(f)                                   purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof or merge, combine, amalgamate or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) in the ordinary course of business consistent with past practice with consideration not to exceed $2,000,000 individually or in the aggregate or (iii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

(g)                                  sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of, discontinue, abandon or fail to maintain any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than the sale or other disposition or any lease or license of assets (other than the capital stock of any Subsidiary of the Company) (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

(h)                                 incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) guarantees by the Company of permitted Indebtedness of its wholly-owned Subsidiaries or guarantees by the wholly-owned Subsidiaries of the Company of permitted Indebtedness of the Company, (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l)), or (iii) borrowings under the Company Existing Credit Agreement; provided, that the Company shall consult with Parent before making any such borrowings under the Company Existing Credit Agreement in excess of $25,000,000;

(i)                                     make any loans, advance or capital contributions to, or investments in, any Person, other than (i) the Company or any of its wholly-owned Subsidiaries, or (ii) investment portfolio transactions in the ordinary course of business and not in violation of the Investment Guidelines as in effect on the date hereof (as modified, if applicable, in accordance with Section 6.01(l));

(j)                                    settle, commence or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than the settlement of Actions that would not reasonably be expected to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or require the waiver or release of any material rights or claims;

(k)                                 cancel any material Indebtedness or waive any material benefits, claims or rights in connection therewith, in each case, other than in the ordinary course of business consistent with past practice;

(l)                                     make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves), (ii) to the Investment Guidelines as in effect on the date hereof, or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Entity, in each case, except as required by GAAP or SAP;

(m)                             except as required by a Benefit Plan as of the date hereof, grant any increases in the compensation or benefits of any of its directors, officers or employees;

(n)                                 except as required by a Benefit Plan as of the date hereof, (i) make any grant of, or increase in, any severance or enter into any agreements or understandings concerning any type of compensation (whether present, deferred, or contingent) that is based on or otherwise relates to any acquisition, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company payable to any director, officer or employee, (ii) accelerate the time of payment or vesting of, or the lapsing of any restrictions with respect to, or fund or otherwise secure the payment of, any compensation or material benefits under any Benefit Plan, or (iii) establish, adopt, enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a material Benefit Plan if in effect on the date hereof);

(o)                                 make or change any material Tax election, settle or compromise any material Tax liability, change its method of accounting, file any material amended Tax Return, fail to file any material Tax Return when due, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to join any affiliated, consolidated, combined or unitary group for Tax purposes;

(p)                                 enter into or amend or modify in any material respect, terminate, cancel or extend any Material Contract or enter into any contract or agreement that if in effect as of the date hereof would be a Material Contract or Reinsurance Contract, other than (i) in the ordinary course of business consistent with past practice, (ii) extensions in accordance with the applicable terms of such Contract or under which the financial obligations of the Company and its Subsidiaries, taken as a whole, are less than one hundred and two and a half percent (102.5%) of the financial obligations of the Company and its Subsidiaries, taken as a whole, under such Contract on the date hereof, (iii) amendments, modification and terminations that the Company does not reasonably expect will materially reduce the expected business or economic benefits or impose additional material obligations on the Company or its Subsidiaries under such Contract or (iv) automatic terminations in accordance with the applicable terms of such Contract;

(q)                                 enter into or amend in any significant manner any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404(a) of Regulation S-K under the Securities Act, other than as would not be adverse to the Company and its Subsidiaries;

(r)                                    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(s)                                   (i) enter into any material new line of business or (ii) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Authority;

(t)                                    enter into any material agreement or commitment with any insurance regulatory authority other than in the ordinary course of business consistent with past practice;

(u)                                 enter into (i) any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets or (ii) any material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing, in each case, other than as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; or

(v)                                 agree to take any of the actions described in this Section 6.01;

provided, that for the avoidance of doubt, the Company shall not be deemed to be in breach of this Section 6.01 as a result of any action taken by an advisor or sub-advisor pursuant to any investment management agreement to which the Company or any of its Affiliates is a party.

Section 6.02                             Conduct of Business by Parent Pending the Mergers.  During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.02 of the Parent Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Parent shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business in all material respects consistent with past practices, (y) to the extent consistent with clause (x) above, Parent shall use its reasonable best efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it, and (z) Parent shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by Parent or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

(a)                                 declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock, other than (i) any dividends or distributions by a Subsidiary of Parent to Parent or to any other Subsidiary of Parent or (ii) quarterly cash dividends paid by Parent on the shares of Parent Common Stock not in excess of $0.39 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates generally consistent with the most recent comparable prior year fiscal quarter prior to the date of this Agreement;

(b)                                 adjust, split, combine, subdivide or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(c)                                  repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any Parent Stock Rights (other than (i) for any tax net settlements upon the vesting or exercise of Parent Stock Options or Parent Restricted Stock Rights, (ii) any share repurchase made pursuant to Parent’s current share repurchase program, or (iii) in the ordinary course of business);

(d)                                 issue, deliver, offer, grant or sell any shares of its capital stock, Parent Stock Rights or Parent Subsidiary Stock Rights, other than (i) the issuance of shares of Parent Common Stock upon the vesting or exercise of Parent Stock Options or Parent Restricted Stock Rights outstanding as of the date hereof in accordance with the terms thereof, (ii) the grant, issuance or delivery of equity-based awards pursuant to the Company Equity Plan in the ordinary course of business, or (iii) the issuance of shares of Parent Common Stock upon the exercise of the purchase rights under the Parent ESPP in accordance with the terms thereof;

(e)                                  amend the certificate of incorporation and bylaws of Parent or equivalent organizational documents of Parent’s Subsidiaries, in each case in a manner that would disproportionally affect the Company’s stockholders in their capacity as Parent’s stockholders as compared to Parent’s other stockholders;

(f)                                   authorize, recommend, propose or announce an intention to adopt a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization with respect to Parent;

(g)                                  make any material change (i) in any accounting methods, principles or practices (including such methods, principles or practices relating to the estimation of Reserves) or (ii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Parent Insurance Entity, in each case, except as required by GAAP or SAP; or

(h)                                 agree to take any of the actions described in this Section 6.02.

Section 6.03                             Access to Information and Employees; Confidentiality.

(a)                                 From the date hereof to the First Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties.

(b)                                 Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its Affiliates and Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.04                             Reasonable Best Efforts to Consummate Mergers; Notification.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use, and shall cause their respective Subsidiaries to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to promptly consummate and make effective, the Mergers and the other transactions contemplated hereby, including (i) obtaining all necessary actions or nonactions, consents, approvals, authorizations, waivers or qualifications from Governmental Authorities and making all necessary registrations, filings and notices and, subject to Section 6.04(b), taking all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)                                 Without limiting the foregoing, Parent shall use, and shall cause its Subsidiaries to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered by, any Governmental Authority with respect to this Agreement, the Mergers or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take all actions requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Mergers or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Mergers or any other transaction contemplated hereby; provided, that Parent’s obligations with respect to such actions pursuant to the foregoing clauses (i) through (iii) shall not require Parent to (x) agree to any term or condition or take any action that would impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses that are material to (A) Parent and its Subsidiaries, taken as a whole, or (B) the Company and its Subsidiaries, taken as a whole, (y) impair, in any material respect, the ability of Parent, the Company or any of their respective Subsidiaries to continue to conduct their respective businesses following the Closing substantially in the manner conducted in the twelve-month (12) period prior to the date hereof or (z) impose any other obligation on Parent, the Company or any of their respective Affiliates if, in the case of clause (z) herein, such imposition would reasonably be expected to result in (A) a material adverse effect on the financial condition or results of operations of Parent and its Affiliates, taken as a whole, or (B) a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (any such agreement, action, impairment or imposition, other than proposing or negotiating (but not committing to or effecting) any such agreement, action, impairment or imposition, a “Burdensome Condition”). Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall confer in good faith for a reasonable period of time in order to (I) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (II) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. Nothing in this Agreement shall require Parent or its Affiliates to initiate litigation of any claim in any court or administrative or other tribunal against any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing; provided, however, that Parent and its Affiliates shall defend on the merits any claim, cause of action, proceeding or litigation in any court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing.

(c)                                  In furtherance and without limiting the foregoing, (i) if required, Parent shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with the Insurance Commissioner of the State of Iowa within fifteen (15) Business Days of the date hereof; (ii) if required, Parent shall file, or cause to be filed, a Section 1506 filing with the Superintendent of Financial Services of the State of New York within fifteen (15) Business Days of the date hereof; (iii) Parent shall file, or cause to be filed, a “Form D” Prior Notice of a Transaction (with respect to the exchange and disposition of the Company Ordinary Shares and Series B Shares held by Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company) with the Florida Office of Insurance Regulation within fifteen (15) Business Days of the date hereof; (iv) if required, the Company shall file, or cause to be filed, a “Form D” Prior Notice of a Transaction (with respect to the Second Amended and Restated Investment Management Agreements, by and among Blackstone ISG-I Advisors L.L.C. and Fidelity & Guaranty Life Insurance Company) with the Iowa Insurance Division within fifteen (15) Business Days of the date hereof; (v) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Mergers and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within fifteen (15) Business Days of the date hereof; (vi) Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within twenty (20) Business Days of the date hereof; and (vii) the parties shall take, make or any other nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, within fifteen (15)

Business Days of the date hereof.  All filing fees payable in connection with the foregoing shall be borne by Parent.  Parent agrees promptly to provide, or cause to be provided, to relevant Governmental Authorities, on a confidential basis (if permitted under the applicable Insurance Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any relevant Governmental Authorities (including under New York Insurance Regulation 52) relating to Parent (including any of its directors, executive officers or shareholders) and all Persons who are deemed or may be deemed to “control” Parent within the meaning of applicable Insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, executive officers or shareholders.  Parent and the Company acknowledge that, in the event divestiture notices are required or requested by any Governmental Authority (including under New York Insurance Regulation 52, New York Insurance Law Section 1506(f) and Iowa Code Section 521.A.3(1)(b)), pursuant to and in accordance with the applicable Information Delivery Letter Agreement, Parent and the Company shall enforce the terms of each such Information Delivery Letter Agreement to seek to cause each of the applicable Persons thereto to promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information in connection therewith relating to itself (including its directors, officers, employees, general and limited partners, members or shareholders) or its or their structure, ownership, businesses, operations, investment management, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general and limited partners, members or shareholders to the requesting or requiring Governmental Authority, including filing any such required or requested divestiture notices.

(d)                                 Each of the Company and Parent agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company and Parent shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions.  Parent and the Company shall have the right to review in advance, subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party), and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any Third Party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon.  Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Laws and subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other party).

(e)                                  Parent and the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise each other upon receiving any communication in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement from any Governmental Authority whose consent, approval, authorization, waiver or exemption is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization, waiver or exemption will not be obtained or that the receipt of any such consent, approval, authorization, waiver or exemption will be materially delayed or conditioned.

(f)                                   None of Parent and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or its Affiliates be required to agree to take or enter into any action which would be required to be taken in the event that the Closing does not occur.

(h)                                 Parent’s breach of any of its obligations in this Section 6.04 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.

Section 6.05                             Registration Statement; Proxy Statement/Prospectus.  As promptly as practicable after the date hereof, (i) the Company (with Parent’s reasonable cooperation) shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and (ii) Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC a Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the First Merger.  Each of Parent and the Company shall use reasonable best efforts to (A) cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of shares Parent Common Stock in connection with the First Merger and (C) keep the Registration Statement effective through the Closing Date in order to permit the consummation of the First Merger.  No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus.  As promptly as practicable after the Registration Statement shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders.  If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The party that discovers such information shall promptly notify the other parties, an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and, to the extent required by Law, disseminated to the Company Shareholders.  Subject to applicable Law, each party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Mergers.

Section 6.06                             Shareholders Meetings.  The Company, acting through the Company Special Committee, shall take all actions in accordance with applicable Law, the Company Memorandum and the rules and regulations of the New York Stock Exchange to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the Registration Statement shall have become effective, the Company Shareholders Meeting for the purpose of considering and voting upon the approval of this Agreement, the Mergers and the other transactions contemplated hereby.  Subject to Section 6.07, to the extent permitted by applicable Law, the Company Special Committee shall recommend approval of this Agreement, the Mergers and the other transactions contemplated hereby by the Company Shareholders (the “Company Recommendation”) and include the Company Recommendation in the Proxy Statement/Prospectus.  Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Special Committee to modify its recommendation in a manner adverse to Parent under circumstances as specified in Section 6.07, take all lawful action to solicit from the Company Shareholders proxies in favor of the proposal to approve this Agreement, the Mergers and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Shareholders that is required by the rules and regulations of the New York Stock Exchange and the CICL.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement/Prospectus or the Registration Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient Company Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

Section 6.07                             Takeover Proposals; Go-Shop Period.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the fortieth (40th) day after the date of this Agreement (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to (i) solicit, initiate and encourage any inquiry regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal and (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, the Company and its Subsidiaries pursuant to a confidentiality agreement not less restrictive with respect to terms regarding confidentiality with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to Parent, provided that all such material information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(b)                                 Except (x) as expressly permitted by Section 6.07(c) and (y) as may relate to any Person, group of Persons or other group that includes any Person or group of Persons from whom the Company has received during the Go-Shop Period a bona fide written Takeover Proposal that Company Special Committee determines after consultation with its financial advisors and outside counsel prior to the Go-Shop Period End Date constitutes or could reasonably be expected to lead to a Superior Proposal (any such Person, group of Persons or other group, an “Excluded Party”), the Company agrees that (i) at 12:00 a.m. (Eastern time) on the day that follows the end of the Go-Shop Period (the “Go-Shop Period End Date”), the Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior to the Go-Shop Period End Date with respect to any Takeover Proposal and (ii) following the Go-Shop Period End Date (A) it and its directors and officers shall not, (B) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (C) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ other Representatives shall not, directly or indirectly, (I) solicit, initiate or knowingly encourage any inquiries regarding or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal, (II) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal, (III) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (IV) publicly propose or agree to do any of the foregoing; provided, that following the Go-Shop Period End Date, the Company may continue to engage in the activities described in Section 6.07(b) with respect to any Excluded Party, including with respect to any amended proposal submitted by any Excluded Party following the Go-Shop Period End Date, and the restrictions in Section 6.07(b) (other than in clause (C)(III), which shall remain subject to Section 6.07(e)) shall not apply with respect thereto and such acts shall not constitute a breach of Section 6.07(b).

(c)                                  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time following the Go-Shop Period End Date and prior to obtaining the Company Required Vote, in response to a bona fide written Takeover Proposal that did not result from a material breach of Section 6.07(b), if the Company Special Committee determines after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.07(f), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement not less restrictive with respect to terms regarding confidentiality with respect to the Person making such Takeover Proposal than those set forth in the Confidentiality Agreement are to Parent; provided that all such material information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (i) and (ii), the Company Special Committee determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to do so would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands. Notwithstanding anything contained in this Section 6.07 to the contrary, following the Go-Shop Period, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement (A) if the Takeover Proposal made by such Excluded Party is determined by the Company Special Committee that it could not reasonably be expected to lead to a Superior Proposal and such Excluded Party does not deliver to the Company Special Committee (or its Representatives) within three (3) Business Days of such determination by the Company Special Committee an updated or revised Takeover Proposal that the Company Special Committee determines is or could reasonably be expected to lead to a Superior Proposal, following such third (3rd) Business Day or (B) at such time as the Takeover Proposal made by such Excluded Party is withdrawn, terminates or expires by its terms.

(d)                                 Subject to Section 6.07(e), the Company Special Committee shall not (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw or withhold (or modify in a manner adverse to Parent), the Company Recommendation, (B) recommend or endorse the approval or adoption of, or approve or adopt, or publicly propose to recommend, endorse, approve or adopt, any Takeover Proposal or (C) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal Documentation (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”; it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change) or (ii) cause to permit the Company or any of its Subsidiaries to execute or enter into any Takeover Proposal Documentation.

(e)                                  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time prior to obtaining the Company Required Vote, the Company Special Committee may, if, after consultation with its financial advisors and outside counsel, it determines that the failure to take such action would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands, (x) make an Adverse Recommendation Change in response of a Change in Circumstance, (y) make an Adverse

Recommendation Change in response to a Superior Proposal or (z) cause or permit the Company to terminate this Agreement in order to enter into any Takeover Proposal Documentation regarding a Superior Proposal, if and only if:

(i)                                     the Company shall have given Parent notice at least three (3) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (z) above, which notice shall include (A) the most current version of any proposed written agreement, or if there is no such proposed written agreement, a reasonable description of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Special Committee (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new notice and an additional two (2) Business Day period prior to taking any specified action) or (B) the material event or development or material change in circumstance constituting such Change in Circumstance;

(ii)                                  the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves available to negotiate in good faith with Parent and its Representatives during the period referred to in clause (i) above in order to permit Parent to propose one or more amendments to this Agreement that would result in such Takeover Proposal ceasing to constitute a Superior Proposal or such other matter no longer constituting a Change in Circumstance; and

(iii)                               after considering any proposed binding offers to amend this Agreement committed to in writing by Parent during the period referred to in clause (i) above, if any, the Company Special Committee shall have determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstance or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands.

(f)                                   In addition to the obligations of the Company set forth in Section 6.07(a), Section 6.07(b) and Section 6.07(c), the Company shall (i) as promptly as practicable advise Parent of any Takeover Proposal received by the Company following the Go-Shop Period End Date, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal and (ii) subject to the fiduciary duties of directors under the Laws of the Cayman Islands, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal described in clause (i) above (including any material changes thereto).

(g)                                  Nothing contained in this Section 6.07 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Special Committee determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under the Laws of the Cayman Islands, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Special Committee to make an Adverse Recommendation

Change or take any of the actions referred to in clause (ii) of Section 6.07(d) except, in each case, to the extent permitted by Section 6.07(e).

Section 6.08                             Public Announcements.  The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby.  Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange, (b) to enforce its rights and remedies under this Agreement or (c) as contemplated by Section 6.07(e).

Section 6.09                             Employee Matters.

(a)                                 For a period of no less than twelve (12) months following the Closing Date, Parent shall provide to each employee of the Company and its Subsidiaries who is an employee of the Company or a Subsidiary at the Closing Date (each such employee, a “Company Employee”), (i) base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities that are, in each case, no less than the base salary and target annual cash incentive bonus opportunities and target long-term incentive opportunities (excluding any equity or equity-based compensation opportunities but subject to Section 6.01) applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) that are no less favorable, in the aggregate, than those employee benefits (excluding severance, nonqualified deferred compensation and qualified retirement plans) provided to Company Employees immediately prior to the Closing Date.

(b)                                 Parent shall provide each Company Employee who incurs a termination of employment other than for “cause” or resigns with “good reason” or is not offered “comparable employment” during the twelve (12) month period following the Closing Date with severance payments and severance benefits, subject to such Company Employee’s execution and non-revocation of a waiver and general release of claims in favor of Parent and its Affiliates (in the form reasonably acceptable to Parent) that becomes effective no later than the sixtieth (60th) day following such termination, that are no less favorable than the severance payments and severance benefits to which such employees would have been entitled with respect to such termination or resignation under the Fidelity & Guaranty Life 2015 Severance Plan or, if applicable, employment agreement, in each case, as in effect immediately prior to the Closing Date.

(c)                                  Parent shall, or shall cause the Surviving Company or the Final Surviving Company, as applicable, or Parent’s or the Surviving Company’s or the Final Surviving Company’s Subsidiaries, as applicable, to use commercially reasonable efforts to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan or for purposes of any benefit plan that provides retiree health or welfare benefits or any equity or equity-based compensation plan, program, agreement or arrangement, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Company or the Final Surviving Company, as applicable, or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date under a comparable Benefit Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)                                 Parent shall, or shall cause the Surviving Company or the Final Surviving Company, as applicable, or Parent’s or the Surviving Company’s or the Final Surviving Company’s Subsidiaries, as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Company or the Final Surviving Company, as applicable, or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(e)                                  The Company shall take all actions, including through resolutions of the board of directors (or a duly constituted and authorized committee thereof or other appropriate governing body) of the Company or it applicable Subsidiary, that may be necessary or appropriate to cause any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (including any plan intended to qualify under 401(k) of the Code) (the “Company 401(k) Plan”) to terminate effective on the Business Day immediately preceding the Closing Date, with such termination being contingent on the Closing.  Such resolutions shall be subject to Parent’s reasonable prior review and approval. As of the Closing Date, Parent shall offer participation in Parent’s tax-qualified defined contribution plan (“Parent 401(k) Plan”), effective as of the Closing Date, to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. If elected by a Company Employee in accordance with applicable Law, Parent shall cause the Parent 401(k) Plan to, following the Closing Date, accept a “direct rollover” to such Parent 401(k) Plan of the account balances (including promissory notes evidencing outstanding participant loans) of such Company Employee.

(f)                                   This Section 6.09 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.09 or any other provision of this Agreement or any other related Contract, express or implied:  (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement; (ii) except as expressly provided by Section 6.09(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.10                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                 From and after the First Effective Time, the Surviving Company or the Final Surviving Company, as applicable, shall, and Parent shall cause the Surviving Company or the Final Surviving Company, as applicable, to, indemnify, defend and hold harmless, and advance out-of-pocket expenses with respect to, all past and present directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions occurring at or prior to the First Effective Time to the fullest extent permitted by the CICL or provided under the Company Memorandum in effect on the date hereof.  Parent shall guarantee such performance by the Surviving Company or the Final Surviving Company, as applicable.

(b)                                 From the First Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company or the Final Surviving Company, as applicable, shall maintain in effect directors’ and officers’, fiduciary and employment practices liability insurance covering acts or omissions occurring at or prior to the First Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’, fiduciary and employment practices liability insurance policies (copies of which have been made available or delivered to Parent) with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent, the Surviving Company or the Final Surviving Company be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”), which Maximum Premium is set forth in Section 6.10(b) of the Company Disclosure Letter; and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Company or the Final Surviving Company, as applicable, will be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the First Effective Time, six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the aggregate Maximum Premium.

(c)                                  Parent and the Company agree that all rights to indemnification and exculpation from, and advancement of expenses with respect to, liabilities for acts or omissions occurring at or prior to the First Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective memorandum and articles of association (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Company or the Final Surviving Company, as applicable, without further action, at the First Effective Time and shall survive the Mergers and shall continue in full force and effect in accordance with their terms.  Further, the memorandum and articles of association of the Surviving Company or the Final Surviving Company, as applicable, shall contain provisions no less favorable with respect to indemnification, exculpation and advancement of expenses of former or present directors and officers than are presently set forth in the Company Memorandum, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the First Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the CICL during such period.

(d)                                 This Section 6.10 shall survive the consummation of the Mergers, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Company or the Final Surviving Company, as applicable, and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e)                                  In the event that Parent, the Surviving Company or the Final Surviving Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Company or the Final Surviving Company, as applicable, or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company or the Final Surviving Company, as applicable, shall succeed to the obligations set forth in Section 6.09 and this Section 6.10.  In addition, Parent and the Surviving Company or the Final Surviving Company, as applicable, shall not distribute, sell, transfer or otherwise dispose of any of their respective assets in a manner that would reasonably be expected to render Parent or the Surviving Company or the Final Surviving Company, as applicable, unable to satisfy its obligations under this Section 6.10.

(f)                                   The rights of the Indemnified Parties under this Section 6.10 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the memorandum and articles of association (or comparable organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Company or the Final Surviving Company, as applicable, to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.11                             Section 16 Matters.  Prior to the First Effective Time, the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each Company Insider (as hereinafter defined) with respect to equity securities of the Company.  Further, the board of directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the First Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Ordinary Shares and derivative securities with respect to Company Ordinary Shares pursuant to the transaction contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder, which resolution shall, to the extent the Company delivers to Parent the Company Section 16 Information (as hereinafter defined) in a timely fashion (and at least five (5) Business Days) prior to the First Effective Time, specifically address such Company Section 16 Information.  “Company Section 16 Information” shall mean information accurate in all material respects regarding Company Insiders, the number of Company Ordinary Shares and derivative securities with respect to Company Ordinary Shares held by each such Company Insider and expected to be exchanged for shares of Parent Common Stock pursuant to the transactions contemplated by this Agreement and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3.  “Company Insider” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

Section 6.12                             No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the First Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the First Effective Time.  Prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.13                             Shareholder Litigation.  The Company shall promptly advise Parent orally and in writing of any Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.  Parent shall promptly advise the Company orally and in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company reasonably informed regarding any such litigation.

Section 6.14                             Stock Exchange Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the First Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the First Effective Time.

Section 6.15                             Stock Exchange De-listing.  Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the New

York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the First Effective Time.

Section 6.16                             Tax Matters.

(a)                                 Parent, Merger Sub I, Merger Sub II, and the Company shall use their respective commercially reasonable efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Mergers from qualifying, as a  “reorganization” under Section 368(a) of the Code.

(b)                                 Parent, Merger Sub I, Merger Sub II, and the Company shall not take any Tax reporting position inconsistent with the treatment of, the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes.

(c)                                  The parties shall cooperate and use their commercially reasonable efforts, including in the case of the Company by providing to Skadden, Arps, Slate, Meagher & Flom LLP, a duly authorized and executed officer’s certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) in substantially the form attached hereto as Exhibit D (the “Company Officer’s Certificate”), and in the case of Parent by providing to Skadden, Arps, Slate, Meagher & Flom LLP, a duly authorized and executed officer’s certificate dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) in substantially the form attached hereto as Exhibit E (the “Parent Officer’s Certificate”), in order for the Company to obtain the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or if Skadden, Arps, Slate, Meagher & Flom LLP is unable or unwilling to provide this opinion, then Deloitte LLP, or if each of Skadden, Arps, Slate, Meagher & Flom LLP and Deloitte LLP is unable or unwilling to provide this opinion, then a nationally recognized accounting firm or law firm reasonably acceptable to the Company and Parent, in form and substance reasonably acceptable to the Company and Parent, dated as of the Closing (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Proxy Statement/Prospectus) (the “Company Tax Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Mergers, together with the purchase of the Series A Shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code.  In the event the Company Tax Opinion is not provided by Skadden, Arps, Slate, Meagher & Flom LLP, the Company Officer’s Certificate and Parent Officer’s Certificate shall be provided to the law firm or accounting firm providing the Company Tax Opinion.

Section 6.17                             Resignation or Removal of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation or removal of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing (and, in any event, at least ten (10) Business Days prior to Closing), in each case, effective at the First Effective Time.

Section 6.18                             Remediation Agreement.  The Company agrees not to materially amend or make any material changes to the Remediation Agreement without Parent’s prior written consent; provided that Parent shall consider any such proposed amendments or changes in good faith and shall not unreasonably withhold, condition or delay its consent thereto.  The Company agrees to cooperate in good faith with Parent and to use its reasonable best efforts to perform its obligations under and in accordance with the Remediation Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01                             Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the parties to effect the Mergers on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Company Shareholder Approval.  The Company Required Vote shall have been obtained.

(b)                                 No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Mergers.

(c)                                  Governmental Consents.  The consents, approvals, authorizations or filings set forth in Section 4.05(b) of the Company Disclosure Letter and Section 5.05(b) of the Parent Disclosure Letter, have been made or obtained and shall be in full force and effect.  The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(d)                                 Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e)                                  Registration Statement Effectiveness.  The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order by the SEC suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending.

(f)                                   Series A Preferred Share Purchase Agreement. The conditions to closing set forth in Section 4 of the Series A Preferred Share Purchase Agreement shall have been satisfied or waived (other than those conditions therein that by their nature are to be satisfied at the closing of the purchase of the Series A Shares, but subject to the satisfaction or waiver of those conditions) and the GSO Sellers shall be ready, willing and able to sell and transfer the Series A Shares to Parent pursuant to the Series A Preferred Share Purchase Agreement.

Section 7.02                             Additional Conditions to Obligations of Parent, Merger Sub I and Merger Sub II.  The obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company (i) contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect and (ii) contained in Section 4.27(c) shall be true and correct as of the Closing Date as if made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of clause (i) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” (other than with respect to Section 4.09(b)).  Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the First Effective Time.  Parent shall have received a certificate signed by an officer of the Company on its behalf to the foregoing effect.

Section 7.03                             Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Mergers on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” (other than with respect to Section 5.10(b)).  The Company shall have received a certificate signed by an officer of Parent on its behalf to the foregoing effect.

(b)                                 Agreements and Covenants.  Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the First Effective Time.  The Company shall have received a certificate signed by an officer of Parent on its behalf to the foregoing effect.

(c)                                  Company Tax Opinion. The Company shall have received the Company Tax Opinion, dated as of the Closing Date, addressed to the Company.

ARTICLE VIII

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 8.01                             Termination.  This Agreement may be terminated and the Mergers (and the other transactions contemplated hereby) may be abandoned at any time prior to the First Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a)                                 by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of the Company Special Committee and the board of directors or the Parent Special Committee;

(b)                                 by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Mergers, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to use reasonable best efforts to remove such Order;

(c)                                  by Parent or the Company, if the Company Required Vote shall not have been obtained following a vote thereon having been taken at the Company Shareholder Meeting;

(d)                                 by the Company, in accordance with Section 6.07(e);

(e)                                  by Parent, if (i) the Company Special Committee shall have made an Adverse Recommendation Change, (ii) the board of directors of the Company shall have recommended to the Company Shareholders that they approve or accept a Superior Proposal, (iii) the Company shall have entered into, or publicly announced its intention to enter into, any Takeover Proposal Documentation with respect to a Superior Proposal, (iv) the Company shall have materially breached its obligation under Section 6.06 by failing to hold the Company Shareholders Meeting, or (v) the Company shall have willfully and materially breached any of its obligations under Section 6.07 (provided that, for the purposes of this Section 8.01(e)(v), the Company shall not be deemed to have willfully or materially breached any of its obligations under Section 6.07(b)(ii)(C) for the actions of any of its or its Subsidiaries’ Representatives (A) to which the Company had previously provided directions not to take any of the actions the Company is prohibited from taking pursuant to Section 6.07(b)(ii)(A) or (B) of which the Company did not have Knowledge as of the time such Representative took such action);

(f)                                   by Parent or the Company, if the Closing shall not have occurred prior to November 7, 2020 (as such date may be extended pursuant to the proviso below or pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to occur on or before such date; provided, further, that if on November 7, 2020 the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Parent or the Company may unilaterally extend the

Outside Termination Date for three (3) months, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(g)                                  by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement (other than a breach by the Company of the representation and warranty contained in Section 4.09(b)) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date, and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent, Merger Sub I or Merger Sub II is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h)                                 by the Company, if (i) there has been a breach by Parent, Merger Sub I or Merger Sub II of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02                             Fees and Expenses.

(a)                                 Expense Allocation.  Except as otherwise specified in Section 6.04 and this Section 8.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

(b)                                 Company Termination Fee.

(i)                                     If this Agreement is terminated by the Company pursuant to Section 8.01(d) or by Parent pursuant to Section 8.01(e), the Company shall within three (3) Business Days after the date of such termination, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent, Merger Sub I and Merger Sub II against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Mergers to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

(ii)                                  If this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(c) or by Parent pursuant to Section 8.01(g) as a result of a breach of any covenant or agreement contained in this Agreement and (A) at any time after the date hereof and prior to the Company Shareholders Meeting or the breach giving rise to Parent’s right to terminate under Section 8.01(g), respectively, a Takeover Proposal shall have been publicly announced or publicly made known to the Company Special Committee or the shareholders of the Company or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or such intent has not been publicly withdrawn or repudiated by such Person prior to the Company Shareholders Meeting or the breach, respectively, and (B) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall upon the consummation of such Takeover Proposal, pay Parent, as liquidated damages and not as a penalty and as the sole and exclusive remedy of Parent, Merger Sub I and Merger Sub II against the Company and its Subsidiaries and any of their respective Affiliates, shareholders or Representatives for any loss or damage suffered as a result of the failure of the Mergers to be consummated, the Company Termination Fee by wire transfer of immediately available funds.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.02(b) constitute the sole and exclusive remedy of Parent or any of its Affiliates against the Company, or any of its Affiliates or any of their respective partners, members, shareholders or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Company Termination Fee in accordance with this Section 8.02(b), none of the Company or any of its Affiliates or any of their respective partners, members, shareholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the other transactions contemplated hereby.

(c)                                  Expenses; Interest.  The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.  The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)                                 For the purposes of this Section 8.02, all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.” For the avoidance of doubt, in no event shall the Company be required to pay or cause to be paid under this Section 8.02 the Company Termination Fee more than once.

Section 8.03                             Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub I and Merger Sub II or the Company, except that (a) the provisions of Section 6.03(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Mergers by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute the sole and exclusive remedy for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination.

Section 8.04                             Amendment.  This Agreement may be amended by the parties in writing by action of the Company Special Committee and the board of directors of Parent or the Parent Special Committee, and the boards of directors of Merger Sub I and Merger Sub II at any time before or after the Company Required Vote has been obtained and prior to the filing of the of the First Plan of Merger and other documents required under the CICL to effect the First Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall change the amount or the form of the Merger Consideration to be delivered to the Company Shareholders or alter or change any other terms or conditions of this Agreement if such change would materially and adversely affect the Company or the Company Shareholders.  This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05                             Extension; Waiver.  At any time prior to the First Effective Time, each of the Company, Parent, Merger Sub I and Merger Sub II may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01                             Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the First Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the First Effective Time and (b) this Article IX.

Section 9.02                             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by email notice to the applicable contact person) to the parties or sent by facsimile (providing proof of transmission and confirmation of transmission by email notice to the applicable contact person) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to Parent, Merger Sub I or Merger Sub II, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204

Facsimile:	702-243-3251
Email:	mgravelle@fnf.com
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, NY 10019

Facsimile:	212-728-9642
212-728-9662
Email:	adye@willkie.com
ldelanoy@willkie.com
Attention:	Alexander M. Dye
Laura L. Delanoy

if to the Company, to

FGL Holdings
601 Locust Street, 9th floor
Des Moines, IA 50309

Email:	marhoun@fglife.bm
Attention:	General Counsel & Secretary

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036

Facsimile:	212-735-2000
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com
Attention:	Todd E. Freed
Jon A. Hlafter

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Facsimile:	212-446-4900
Email:	daniel.wolf@kirkland.com
lauren.colasacco@kirkland.com
Attention:	Daniel E. Wolf, P.C.
Lauren M. Colasacco, P.C.

Section 9.03                             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04                             Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (i) the Persons intended to benefit from the provisions of Section 6.10, each of whom shall have the right to enforce such provisions directly, (ii) the right of the Company on behalf of its security holders to pursue damages in the event of Parent’s, Merger Sub I’s or Merger Sub II’s breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discreton, on behalf of the Company Shareholders) and (iii) the right of the Company Shareholders to receive the Merger Consideration and the holders of Company Stock Options, Company Phantom Units, Company Restricted Stock Rights and Company Warrants to receive the payments to which they have the right to receive pursuant to Section 2.06 and Section 2.08, respectively, after the Closing (a claim with respect to which may not be made unless and until the First Effective Time shall have occurred).  The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters.  Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person.  In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties.  Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05                             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06                             Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Mergers, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub I in the Company, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Surviving Company in Merger Sub II, the cancellation of the shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the board of directors of the Company and the boards of directors of Merger Sub I and Merger Sub II and the internal corporate affairs of the Company, Merger Sub I and Merger Sub II.

Section 9.07                             Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.08                             Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09                             Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  It is accordingly agreed that, without posting a bond or other undertaking, the parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party hereto will allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  The parties hereto further agree that (a) by seeking any remedy provided for in this Section 9.09, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 9.09 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement.  If, prior to the Outside Termination Date, any party hereto brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.10                             Exclusions from Representations and Warranties.  Except as expressly set forth in Section 4.11(b), notwithstanding anything to the contrary contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent, Merger Sub I and Merger Sub II acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves, (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document, (c) whether or not reserves were determined in accordance with any actuarial, statutory, regulatory or other standard or (d) the collectability of any amounts under any Reinsurance Contract.  Furthermore, each of Parent, Merger Sub I and Merger Sub II acknowledges, understands and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of reserves may be used, directly or indirectly, to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith.

Section 9.11                             Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12                             Parent Undertaking.  Parent hereby fully, irrevocably and unconditionally guarantees the full, complete and timely performance of all agreements, covenants and obligations of its Subsidiaries, when performance of the same shall be required in accordance with the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

F I CORP.

By:
Name:
Title:

F II CORP.

By:
Name:
Title:

FGL HOLDINGS

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FIRST PLAN OF MERGER

[To come]

EXHIBIT B

SECOND PLAN OF MERGER

[To come]

EXHIBIT C

MEMORANDUM AND ARTICLES OF ASSOCIATION

[To come]

EXHIBIT D

COMPANY OFFICER’S CERTIFICATE

[To come]

EXHIBIT E

PARENT OFFICER’S CERTIFICATE

[To come]